Exhibit 99.1

April 30, 2019	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE FIRST QUARTER OF 2019

Glen Head, New York, April 30, 2019 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the three months ended March 31, 2019.  In the highlights that follow, all comparisons are of the current three-month period to the same period last year unless otherwise indicated.

FIRST QUARTER 2019 HIGHLIGHTS

•	Net Income and EPS were $10.8 million and $.43, respectively, versus $11.1 million and $.44.
•	Book Value Per Share increased 7.5% to $15.52 at 3/31/19 from $14.44 at 3/31/18.
•	Cash Dividends Per Share increased 13.3% to $.17 from $.15.
•	ROA and ROE were strong at 1.03% and 11.30%, respectively, compared to 1.13% and 12.50%.
•	Noninterest expense increased just 1.8% and was substantially unchanged versus the fourth quarter of 2018 reflecting effective expense control measures.
•	Repurchased 674,800 shares during the quarter at a total cost of $15.3 million. In April 2019, the Board approved an increase in the repurchase program from $20 million to $50 million.
•

Total assets were essentially unchanged from year-end 2018 at $4.2 billion.  Management is carefully monitoring market conditions and adjusting balance sheet growth to optimize current results and best position the Bank for future increases in profitability.

•	Effective Tax Rate was 17.7% versus 7.9%.
•	The Credit Quality of the Bank’s loan and securities portfolios remains strong.

Analysis of First Quarter Earnings

Net income for the first quarter of 2019 was $10.8 million, a decrease of $270,000, or 2.4%, versus the same quarter last year.  The decrease principally reflects an increase in income tax expense of $1.4 million and a decrease in noninterest income of $848,000, or 25.8%.  The impact of these items was partially offset by a reduction in the provision for loan losses of $2.0 million and a very modest increase in net interest income of $254,000.  The growth in net interest income was constrained by a deliberate slowing of balance sheet growth and yield curve flattening resulting from a series of increases in the federal funds target rate being accompanied by lesser increases in intermediate and longer-term rates.  Increases in the federal funds target rate put significant upward pressure on deposit and borrowing costs, while the accompanying changes in intermediate and longer-term rates did not result in meaningful increases in the yields available to the Bank on its origination of loans and the purchase of securities.

The $254,000 increase in net interest income is mainly attributable to growth in the average balance of loans of $226.1 million, or 7.4%.  Also contributing to the increase is a 20 basis point improvement in the yield on interest-earning assets primarily stemming from a 136 basis point increase in yield on the taxable securities portfolio and a 10 basis point improvement in loan yields.  The positive impact of these items on net interest income was almost entirely offset by a 47 basis point increase in funding costs.  Loan yields increased because of a positive spread between the rates on loans being originated versus those paying down, higher yields on the repricing of adjustable-rate commercial and residential mortgages and a shift in originations from lower yielding residential mortgages to higher yielding commercial mortgages.  The improvement in yield on the taxable securities portfolio largely resulted from portfolio restructuring activities conducted in 2018.

Growth in the average balance of loans was funded by increases in the average balances of interest-bearing deposits of $193.1 million, or 9.4%, short-term borrowings of $101.3 million and stockholders’ equity of $28.6 million, or 7.9%.  These increases were partially offset by a decline in long-term borrowings of $79.6 million, or 18.3%.  Substantial contributors to the growth in deposits were new branch openings, the Bank’s ongoing municipal deposit initiative, deposit promotions and the issuance of brokered certificates of deposit (“CDs”).  The average balance of brokered CDs increased $149.6 million as brokered CDs were utilized as a lower cost alternative to Federal Home Loan Bank advances.  Substantial contributors to the growth in stockholders’ equity were net income and the issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan during the early part of 2018, partially offset by cash dividends declared and common stock repurchases which began in December 2018.

Net interest margin for the first quarter of 2019 was 2.56%, down 15 basis points from 2.71% for the same quarter last year.  The decrease is largely attributable to yield curve flattening, timing differences between the repricing of interest-earning assets and interest-bearing liabilities in a rising rate environment and deposit rate increases driven by competitive pressure and the Bank’s desire to retain deposits.  These factors are the main drivers of the 47 basis points increase in funding costs which more than offset the impact on net interest margin of the 20 basis points improvement in yield on interest-earning assets.  While net interest margin and earnings could be negatively impacted by additional increases in the federal funds target rate which could result in higher deposit rates, a pause by the Federal Reserve could potentially relieve some of the upward pressure on deposit and borrowing costs.

Management has been proactive in addressing the downward pressure on net interest income, net interest margin and earnings caused by the low interest rate environment and flat yield curve.  Actions taken during 2018 included, among others, reducing overall balance sheet growth by slowing loan growth and the related need for funding, changing the mix of loans being originated to higher yielding commercial mortgages rather than lower yielding residential mortgages, restructuring the securities portfolio, entering into a deleveraging transaction and hedging a portion of short-term borrowings with an interest rate swap.  Thus far in 2019, total loans, assets and related funding, consisting of deposits and borrowings, have remained substantially unchanged and the emphasis on commercial mortgages has continued.  Only one new branch was opened in 2019 and no further branch openings are expected for the remainder of the year.  Additional actions taken to date in 2019 include entering into an interest rate swap with a notional value of $50 million to provide further protection against a higher cost of funds, maintaining tight control over operating expenses and using excess capital to repurchase common stock and thereby enhance EPS and ROE.  Management is currently evaluating additional steps to mitigate the impact on earnings of the current interest rate environment.

The modest mortgage loan pipeline at quarter end of $53 million is reflective of management’s current plans to not meaningfully change the size of the loan portfolio during the remainder of 2019.

The most significant reason for the reduction in the provision for loan losses of $2.0 million versus the same quarter last year was that loans declined by $9 million in the current quarter versus increased by $185 million in the comparable quarter of 2018.

The decrease in noninterest income of $848,000, or 25.8%, is primarily attributable to a bank-owned life insurance (“BOLI”) death benefit in the first quarter of 2018 of $565,000 and declines in the non-service cost components of the Bank’s defined benefit pension plan of $206,000 and Investment Management Division (“IMD”) income of $100,000.  IMD income declined mainly because of certain trust-related fees in the 2018 quarter and lower assets under management and held in a custodial capacity in the current quarter.  Based on information currently known, we believe that the level of first quarter noninterest income is representative of the amount of noninterest income that will be recognized in each of the remaining quarters of 2019.

Noninterest expense increased $267,000, or 1.8%, versus the same quarter last year primarily because of increases in salaries of $183,000, or 2.4%, occupancy and equipment expense of $124,000, or 4.4%, and technology and professional services fees of $165,000.  These items were partially offset by decreases in placement and agency fees of $103,000 and marketing expense of $134,000.

Management is committed to maintaining tight control over operating costs to mitigate the downward pressure on earnings arising from the current interest rate environment.  The first quarter of this year includes approximately $435,000 of noninterest expense items that are not expected to recur in the remaining quarters of 2019. Exclusive of these items, and based on information currently known, we believe that the level of first quarter noninterest expense is representative of the amount of noninterest expense that will be incurred in each of the remaining quarters of 2019.  Management’s expectation for noninterest expense does not take into account a credit of $960,000 that would be applied against the Bank’s FDIC assessments over four or more quarters once the FDIC’s reserve ratio reaches 1.38% and is maintained at or above that level.

Income tax expense increased $1.4 million and the effective tax rate increased from 7.9% to 17.7% when comparing the first quarter of 2018 to the current quarter.  These increases are primarily attributable to the recognition of state and local net operating loss carryforwards and higher excess tax benefits from stock-based compensation in the first quarter of 2018 and a decline in the current quarter of tax exempt income from municipal securities and BOLI.  The increase in income tax expense also reflects higher pretax earnings in the current quarter as compared to the 2018 quarter. Management expects the Corporation’s effective tax rate in the remaining quarters of this year to be in the range of 17.5% to 18.0%.

Analysis of Earnings – First Quarter 2019 Versus Fourth Quarter 2018

Net income for the first quarter of 2019 increased $751,000, or 7.4%, over $10.1 million earned in the fourth quarter of last year.  The increase is primarily attributable to a net pre-tax loss of $4.2 million in the 2018 quarter from securities portfolio restructuring transactions and the sale of bank premises.  These items were offset by declines in net interest income of $765,000, or 2.9%, and the non-service components of pension cost of $206,000.  Also negatively impacting earnings were increases in income tax expense of $504,000 and the provision for loan losses from a credit of $2.3 million in the 2018 quarter to a credit of $457,000 in the current quarter.  Income tax expense increased primarily because of an increase in pre-tax income.  Noninterest expense was essentially unchanged from the fourth quarter of 2018 increasing just $46,000, or .3%.  Stock-based compensation expense was elevated in the first quarter at $1.3 million and will be significantly lower in the remaining quarters of 2019.  The higher first quarter expense is attributable to the acceleration of expense for new awards granted to employees and directors that are already at retirement age or will reach retirement age before the vesting dates of the grant.

Net interest margin for the first quarter of 2019 was 2.56%, down 12 basis points from 2.68% for the fourth quarter of 2018.  The decline is mainly due to an increase of 20 basis points in the cost of deposits driven by competitive pressure to raise rates on savings, NOW and money market deposits and higher rates on new and maturing time deposits.  Also contributing to the decline in net interest margin was the funding cost of short-term borrowings that replaced the seasonal runoff of non-maturity deposits at the end of 2018 and a decline in prepayment penalties and late charges which reduced net interest margin by 3 basis points.  These items were partially offset by slightly higher yields on securities and loans.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) of .93% at March 31, 2019 was substantially unchanged from year-end 2018.

The provision (credit) for loan losses was ($457,000) and $1.5 million in the first quarters of 2019 and 2018, respectively.  The credit provision in the current quarter was driven by a decline in outstanding loans, a reduction in historical loss rates and a reduction in the level of watch list loans.  The provision in the 2018 quarter was driven by loan growth and an increase in the level of special mention loans, offset by improved economic conditions and a reduction in historical loss rates.

The credit quality of the Bank’s loan and securities portfolios remains strong.  Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days all remain at very low levels.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 9.1%, 15.0%, 15.0% and 16.2%, respectively, at March 31, 2019.  The strength of the Corporation’s balance sheet positions the Corporation to resume growth in a measured and disciplined fashion when conditions warrant.

During the first quarter of 2019, the Corporation repurchased 674,800 shares of its common stock at a total cost of $15.3 million. Total repurchases completed since the commencement of the program amount to 752,100 shares at a cost of $16.9 million.  Stock repurchases are currently being utilized by the Corporation to prevent the buildup of excess capital and enhance EPS and ROE.

On April 18, 2019, the Corporation announced that its Board of Directors approved an increase of $30 million in its previously announced common stock repurchase program for a total program size of $50 million.

In March 2019, the Corporation notified shareholders that the optional quarterly cash purchase feature of its Dividend Reinvestment and Stock Purchase Plan is currently unavailable.  This change eliminates the dilution to EPS and ROE that would otherwise result from issuing shares at a time when attracting capital is not needed to support growth.  The traditional dividend reinvestment feature of the Plan remains available to shareholders.

CEO Succession

On March 19, 2019, the Corporation announced that Christopher Becker will succeed Michael N. Vittorio as President and Chief Executive Officer after Mr. Vittorio’s retirement on December 31, 2019.  Mr. Becker currently serves as Executive Vice President and Chief Risk Officer of the Corporation and the Bank and Corporate Secretary of the Corporation.

Key Strategic Initiatives and Challenges We Face

The Bank’s strategy remains focused on increasing shareholder value through loan and deposit growth when conditions warrant and the maintenance of strong credit quality, a strong efficiency ratio and an optimal amount of capital.  We currently have 52 branches in Nassau and Suffolk Counties, Long Island and the New York City boroughs of Queens, Brooklyn and Manhattan and will continue to open new branches but at a slower pace than in recent years.  Management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

Notwithstanding the actions taken by management to mitigate the impact on earnings of the current interest rate environment, net interest income and net interest margin remain under pressure and could be negatively impacted by further upward deposit repricings and increases in borrowing costs.  Because rising funding costs may not be accompanied by similar increases in lending and investing rates or growth in noninterest income, the Corporation’s profitability metrics could be negatively impacted and may decline from current levels.  Management will continue to be measured and disciplined in its approach to the deposit repricings and loan growth and will not meaningfully loosen its underwriting standards to improve net interest margin.  Assuming the relatively flat yield curve and upward pressure on deposit and borrowing costs continue, management believes that net interest margin for 2019 should approximate 2.55%.

With respect to its lending activities, the Bank will continue to prudently manage concentration and credit risk and maintain its broker and correspondent relationships.  Commercial mortgage loans will be emphasized over residential mortgage loans because of the better yield and shorter duration that such mortgages generally provide.  Small business credit scored loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact on net interest margin of the flat yield curve.  Management is currently exploring other commercial lending initiatives which, if undertaken, will be built slowly over an extended period of time.

In the current environment, banking regulators are concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, liquidity, cyber security and predatory sales practices.  Regulatory requirements, the cost of compliance and vigilant supervisory oversight are exerting downward pressure on revenues and upward pressure on required capital levels and operating expenses.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2019.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 10, 2019, when it is electronically filed with the SEC.  Our SEC filings are also available on the SEC’s website at www.sec.gov.

 CONSOLIDATED BALANCE SHEETS

(Unaudited)

	3/31/19	12/31/18
	(dollars in thousands)
Assets:
Cash and cash equivalents	$44,017	$47,358

Investment securities:
Held-to-maturity, at amortized cost (fair value of $5,172 and $5,552)	5,124	5,504
Available-for-sale, at fair value	749,921	758,015
	755,045	763,519
Loans:
Commercial and industrial	100,944	98,785
Secured by real estate:
Commercial mortgages	1,304,886	1,281,295
Residential mortgages	1,777,332	1,809,651
Home equity lines	66,049	67,710
Consumer and other	5,107	5,958
	3,254,318	3,263,399
Allowance for loan losses	(30,199)	(30,838)
	3,224,119	3,232,561

Restricted stock, at cost	29,411	40,686
Bank premises and equipment, net	41,081	41,267
Right of use asset - operating leases	15,191	—
Bank-owned life insurance	81,460	80,925
Pension plan assets, net	15,141	15,154
Deferred income tax benefit	837	3,447
Other assets	16,374	16,143
	$4,222,676	$4,241,060
Liabilities:
Deposits:
Checking	$925,141	$935,574
Savings, NOW and money market	1,699,996	1,590,341
Time, $100,000 and over	292,370	309,165
Time, other	389,702	249,892
	3,307,209	3,084,972

Short-term borrowings	135,176	388,923
Long-term debt	366,472	362,027
Operating lease liability	15,999	—
Accrued expenses and other liabilities	11,378	16,951
	3,836,234	3,852,873
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 24,900,347 and 25,422,740 shares	2,490	2,542
Surplus	132,018	145,163
Retained earnings	256,512	249,922
	391,020	397,627
Accumulated other comprehensive loss, net of tax	(4,578)	(9,440)
	386,442	388,187
	$4,222,676	$4,241,060

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	3/31/19	3/31/18
	(dollars in thousands)
Interest and dividend income:
Loans	$29,416	$26,664
Investment securities:
Taxable	4,045	2,209
Nontaxable	3,092	3,431
	36,553	32,304
Interest expense:
Savings, NOW and money market deposits	4,000	2,540
Time deposits	3,398	1,708
Short-term borrowings	1,965	783
Long-term debt	1,780	2,117
	11,143	7,148
Net interest income	25,410	25,156
Provision (credit) for loan losses	(457)	1,512
Net interest income after provision (credit) for loan losses	25,867	23,644

Noninterest income:
Investment Management Division income	481	581
Service charges on deposit accounts	705	700
Other	1,258	2,011
	2,444	3,292
Noninterest expense:
Salaries and employee benefits	9,258	9,217
Occupancy and equipment	2,937	2,813
Other	2,940	2,838
	15,135	14,868
Income before income taxes	13,176	12,068
Income tax expense	2,335	957
Net income	$10,841	$11,111

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended
	3/31/19	3/31/18
	(dollars in thousands,
	except per share data)

Net income	$10,841	$11,111
Income allocated to participating securities	—	37
Income allocated to common stockholders	$10,841	$11,074

Weighted average:
Common shares	25,284,357	24,962,520
Dilutive stock options and restricted stock units	156,204	204,345
	25,440,561	25,166,865
Per Share:
Basic EPS	$.43	$.44
Diluted EPS	.43	.44
Cash Dividends Declared	.17	.15

FINANCIAL RATIOS

(Unaudited)

ROA	1.03%	1.13%
ROE	11.30%	12.50%
Net Interest Margin	2.56%	2.71%
Dividend Payout Ratio	39.53%	34.09%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	3/31/19		12/31/18
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$3,033		$909
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,615		1,663
	4,648		2,572
Troubled debt restructurings:
Performing according to their modified terms	1,149		1,289
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	471		472
	1,620		1,761
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,149		1,289
Past due 30 through 89 days	3,033		909
Past due 90 days or more and still accruing	—		—
Nonaccrual	2,086		2,135
	6,268		4,333
Other real estate owned	—		—
	$6,268		$4,333

Allowance for loan losses	$30,199		$30,838
Allowance for loan losses as a percentage of total loans	.93%		.94%
Allowance for loan losses as a multiple of nonaccrual loans	14.5	x	14.4	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended March 31,
	2019			2018
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$24,800	$146	2.39%	$27,364	$104	1.54%
Investment securities:
Taxable	374,124	3,899	4.17	299,381	2,105	2.81
Nontaxable (1)	418,898	3,915	3.74	465,840	4,343	3.73
Loans (1)	3,261,716	29,417	3.61	3,035,604	26,665	3.51
Total interest-earning assets	4,079,538	37,377	3.67	3,828,189	33,217	3.47
Allowance for loan losses	(30,892)			(34,464)
Net interest-earning assets	4,048,646			3,793,725
Cash and due from banks	36,673			37,301
Premises and equipment, net	41,310			39,964
Other assets	129,391			115,984
	$4,256,020			$3,986,974
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,642,349	4,000.99		$1,704,504	2,540.60
Time deposits	606,704	3,398	2.27	351,462	1,708	1.97
Total interest-bearing deposits	2,249,053	7,398	1.33	2,055,966	4,248.84
Short-term borrowings	301,644	1,965	2.64	200,308	783	1.59
Long-term debt	355,706	1,780	2.03	435,332	2,117	1.97
Total interest-bearing liabilities	2,906,403	11,143	1.55	2,691,606	7,148	1.08
Checking deposits	931,625			925,825
Other liabilities	29,063			9,181
	3,867,091			3,626,612
Stockholders' equity	388,929			360,362
	$4,256,020			$3,986,974

Net interest income (1)		$26,234			$26,069
Net interest spread (1)			2.12%			2.39%
Net interest margin (1)			2.56%			2.71%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.